Evolved Extraction Solutions LTD. 412-19055 Airport Way, Pitt Meadows, BC V3Y0G4 Canada	Sales Order #SO1955 05/08/2020

Bill To	Ship To	Total
Adastra	Andy Hale Adastra 5451 27th St. Langley BC v4w 3x8 Canada	$760,440.24

Sales Rep	Customer PO #	Shipping Method	Ship Date	Payment Method
Matt Erickson		Complimentary Shipping	12/08/2020

Qty.	Item	Rate	Amount
1	EVC-600-ULT Chiller - Chillers 100 Gal -50F Chiller 40,220 BTU/Hr -50F (-45.6C) leaving fluid temperature in 95F (35C) ambient air. 100 Gallon Pressurized closed loop stainless steel recirculating tank. -20F(-28.8C) to 125F (51.7C) ambient temperatures (Low to High).	$113,400.00	$113,400.00

1	EVM-SMS-S150 Single Tank Solvent Management Skid Single Tank Solvent Management Skid that has heat exchanger and pump connected to with four valves.	$38,800.00	$38,800.00

1	EVM-CS30 EV-Mass Centrifugal Separator The EV-MASS Centrifugal Separator is a Peer-Reviewed modular skid solution for ethanol extraction.	$129,250.00	$129,250.00

3	EVM-DJCT-150-SAN EV - MASS DOUBLE JACKETED CONICAL TANK 150L CONICAL TANK 150L DOUBLE JACKETED SANITARY 304 STAINLESS STEEL MADE IN CANADA	$12,495.00	$37,485.00

1	EVM-FS-1-HE Filter Skid - Single Filtration Skid with Pump and Heat Exchanger Filter Skid - Single Filtration Skid with Pump and Heat Exchanger	$34,200.00	$34,200.00

1	EVM-FRS-22P-S2 Filtration Skid - EV-MASS Parallel Absorbent 6" - TALL
	EV-MASS Filtration uses multiple stages of filtration to purify extracted oil, improving clarity, colour and flavour profile. An optional 10 or 5-micron high-flow sediment filter removes the bulk of suspended lipids and waxes from the solvent-oil mixture, before parallel adsorbent columns remove chlorophyll and other pigments. Adsorbent column can be filled with various filter media. Lastly, a 1-micron filtration bag collects microscopic sediment from the filter media to ensure the smallest wax and lipid particles are collected.	$34,500.00	$34,500.00

1	EV-MASS-CPP EV-MASS-CUSTOM-PIPE-PACKAGE CUSTOM PIPE PACKAGE FOR THE EVMASS	$10,000.00	$10,000.00

1	SER-GT&C CSA Group Testing & Certifications North American Certification, Field Certification // Project Scope: Field Certification/Evaluation of EV-MASS-CS-30 Centrifugal Separator C1D1 Category D&C1D2 Category D_Temp Code: T2_ Zone1 and Zone2 Gas Group: IIA_Temp Code: T2 with 'X' purge	$8,820.00	$8,820.00

1 of 3

Evolved Extraction Solutions LTD. 412-19055 Airport Way, Pitt Meadows, BC V3Y0G4 Canada	Sales Order #SO1955 05/08/2020

Qty.	Item	Rate	Amount
1	CMC-CPI-PACKAGE-SS-TOTE CIP-package-for-SS-totes 10 Ga top, shell and bottom 304 stainless steel construction, 2b finish on interior & exterior Interior and exterior welds to have heat tint removed22-1/2" dia. top fill opening with drum cover and 1 1/2" triclamp connection installed in center of cover, white food grade gasket and stainless steel lever lock style clamp ring assembly.	$1,776.88	$1,776.88

2	CMC-KSLG-180G KENCO-SANITARY-LEVEL-GAUGE-180- GALLON-TANK KENCO SANITARY LEVEL GAUGE FOR 180 GALLON TANK QTY 1-20 585.00	$810.00	$1,620.00

1	CMC-MTR MATERIAL-TEST-REPORT-CUSTOM-METAL-CRAFT MATERIAL TEST REPORT FROM CUSTOM METAL CRAFT.	$343.50	$343.50

2	CMC-180G-BC-TANK CUSTOM-METAL-CRAFT-180-GALLON- TANK CUSTOM METAL CRAFT 180 GALLON RECOVERY TANK	$5,453.21	$10,906.42

2	UV-SYLTHERM-XLT UNIVAR-SYLTHERM-XLT COLD SHOT HEAT TRANSFER FLUID	$7,800.00	$15,600.00

2	EVM-ITD Install & Training Day Per day install & training. Travel and accommodations billed separately.	$3,000.00	$6,000.00

1	YS-EV-S-60K FallingFilm-Evaporator-EV-S-SERIES-60KW SALES DESCRIPTION Yellowstone EV S Series 60kW Falling Film Evaporator and Installation. GMP COMPLIANT MACHINE SPECIFICATIONS VOLTAGE 480 V 3 Phase AMPERAGE 75.5A - 82A WATTAGE 60 kW ALCOHOL RECOVERY RATE 250-300 LPH (66-79 GPH) OPERATIONAL FOOTPRINT 4' x 4' x 8' SOLUTE MAX TEMPERATURE 194 °F (90 °C) DWELL TIME 5 Seconds ADDITIONAL EQUIPMENT INCLUDED Radiator & Control Panel	$279,342.00	$279,342.00

1	FREIGHT Delivery/Freight/Handling	$2,185.00	$2,185.00

	Subtotal		$724,228.80
	Amount after discount		$724,228.80
	Tax (%)		$36,211.44

2 of 3

Evolved Extraction Solutions LTD. 412-19055 Airport Way, Pitt Meadows, BC V3Y0G4 Canada	Sales Order #SO1955 05/08/2020

Total	$760,440.24

Memo:       V6.2

DG Disclaimer:
All Hazmat/Dangerous Goods in this consignment are fully and accurately described above by the proper shipping name, are properly classified and packaged, have dangerous goods safety marks affixed or displayed on them, and are in all respects in proper condition for transport according to applicable regulations. 24-H Emergency #: 1-800-265-0212

3 of 3

Order Form

This Order has been prepared by Evolved Extraction Solutions Ltd. ("Evolved") after assessment of the Purchaser's needs as communicated by the Purchaser and is governed by the Terms and Conditions and Limited Warranty attached hereto.

Until this Order is signed by both the Purchaser and Evolved, the prices in this Order are considered to be a quotation which may be revised at any time and which will expire, unless otherwise noted on this Order, thirty (30) days after such prices are provided to the Purchaser.

Execution of this Order by the Purchaser and Evolved and payment of the Deposit (as defined below) by the Purchaser completes the first phase of the Ethanol Extraction Solution Sales and Implementation Process (the "EV-Mass Process"). The Purchaser acknowledges (a) the second Design/Assembly phase of the EV-Mass Process will begin immediately, but completion of phase two is dependant on manufacturing lead times; and (b) the commencement of the third Build phase of the EV-Mass Process is dependant on the Purchaser completing the EV-Mass pre-installation requirements, at the Purchaser's sole cost and expense, to the satisfaction of Evolved, which requirements are set out in the pre-installation package to be provided to the Purchaser upon the completion of phase one. The fourth and final Hand-Off phase of the EV-Mass Process, which includes training and ongoing support services, will commence once the Ethanol Extraction Solution installed pursuant to this Order has been inspected and approved.

The parties intend and agree that a photocopy, facsimile or electronically signed copy of this Order shall be treated as an original, and shall be deemed to be as binding, valid, genuine and authentic as an original document for all purposes.

IN WITNESS WHEREOF, the parties have caused this Order to be executed by their duly authorized representatives.

The Purchaser		Evolved Extraction Solutions Ltd.
Adastra Labs Holdings Ltd.

By:	/s/ Andy Hale	By:	/s/ Adam Temple

Printed Name:		Printed Name:
Andy Hale

Title:	CEO & Director	Title:	CEO

Date:	Aug 6, 2020	Date:	August 5, 2020

Purchase

Warranty (collectively the "**Agreement**") shall not be binding on the parties here until both the Purchaser and Evolved have signed this Agreement where indicat above.

2. Purchase. Upon receipt of a fully executed Agreement, Evolved agrees to sell a the Purchaser agrees to purchase those goods, accessories, products and/or iter (collectively the "**Products**"), and ethanol extraction equipment (together with t Products, the "**EE Solution**") and those services listed in the Configuration Quotati set out above in the Order.
3. Cancellation. Once an Agreement has been signed by both the Purchaser a Evolved, the Purchaser may not cancel or materially amend the Order without t express written consent of Evolved. Any such cancellation shall be subject to cancellation charge equal to 33% of the initial quoted Purchase Price (as defin below), not as a penalty, but as a reasonable estimate of the damages which Evolv will suffer on account of the default of the Purchaser. Special goods or equipme built to the Purchaser's specifications may not be canceled under any circumstance
4. Returns. The Purchaser may only return Products or equipment originally includ in the Order, in accordance with this section and only if the Products or equipme are defective, as determined by Evolved and the Purchaser. All returns require p authorization and a RMA (Return Material Authorization) number prior to returni and will be applied to the Purchaser's credit. All return freight, duty, brokerage is t responsibility of the Purchaser. Any equipment the Purchaser wishes to return subject to inspection by Evolved and if such equipment can be repaired by Evolv it will not be accepted for return. Custom pieces of equipment cannot be returned credit. Where a disagreement as to the level of defect exists between the Purchas and Evolved, both Parties agree to a third party engineering evaluation. The Pa found to be incorrect their assertion will bear the full cost of the third party engineeri evaluation.
5. Drawings and Stated Specifications. Drawings, descriptive matter, weights a dimensions provided to the Purchaser are intended to represent a general idea the goods and equipment described but are not necessarily correct in detail and no of these shall form part of the Agreement. Prior to proceeding with the Order, Evolv

Payment

Quotation for the EE Solution, installation of the EE Solution and training relating the EE Solution as set out above in the Order and the warranty of the EE Solution

7. Payment of Purchase Price. The Purchase Price will be paid and satisfied as follow
   (a) Thirty-three percent (33%) of the Purchase Price will be paid by t Purchaser to Evolved within two (2) business days of receiving a copy of t fully executed Agreement (the "**Deposit**");

(b) Thirty-three percent (33%) of the Purchase Price will be paid by tl Purchaser to Evolved no later than two (2) business days after the installati completion of included equipment;

(c) Seventeen percent (17%) of the Purchase Price will be paid by the Purchas to Evolved no later than two (2) business days after the Parties confirm a mutually agree that the equipment is processing three hundred (300) poun of biomass per eight (8) hour shift at an eighty percent (80%) extracti efficiency so that the residual cannabinoid content of the biomass aft extraction as compared to the original cannabinoid concentration of tl biomass prior to extraction is twenty percent (20%) or less; and

(d) The balance of the Purchase Price, the remaining seventeen percent (17% will be paid by Purchaser to Evolved no later than two (2) days after tl Parties confirm and mutually agree that the equipment is processing thr hundred (300) pounds of biomass per eight (8) hour shift at a ninety perce (90%) extraction efficiency so that the residual cannabinoid content of tl biomass after extraction as compared to the original cannabinc concentration of the biomass prior to extraction is ten percent (10%) or les

The Parties agree that the biomass to be used in any performance review of tl equipment must have a starting cannabinoid concentration of sixteen percent (16 or greater.

8. <u>Method of Payment.</u> Payment of the Purchase Price by the Purchaser may l completed by any of the methods listed in the Order. If the Purchaser chooses Cre Card as their payment method then Evolved shall be authorized to charge the Cre Card listed in the Order for the payment listed in clause 7(a) immediately upon tl Purchaser receiving a fully executed copy of this Agreement, and for the payme listed in clause 7(d) anytime within fifteen (15) days of the Delivery Date (as defin below).

9. <u>Additional Fees.</u> The Purchaser acknowledges the Purchase Price only includ those Products, equipment and services set out in the Configuration Quotation abo and does <u>not</u> include any fees payable to governmental agencies, travel a accommodation incurred by Evolved staff to attend the Purchaser's facility to inst the EE Solution and train the Purchaser on its use and operation, and/or shippi costs to pick up the EE Solution from Evolved's Facility (as defined below) and deliv it to the Purchaser's facility ("**Additional Fees**"), unless these services are includ in the Order. The Purchaser acknowledges that the Purchaser will be responsible f all additional costs and outlays of every kind as this sale shall be a net sale f Evolved. Any such Additional Fees not paid directly by the Purchaser and incurr by Evolved shall be billed to the Purchaser separately. The Purchaser will prep any Additional Fees at Evolved's request, and in respect of travel charges, tl purchaser will pre-pay travel expenses 5 days prior to planned departure. No trav fees will be paid to Evolved personnel for training or installation support at tl Purchaser's facility in Langley, British Columbia.

10. <u>Additional Deposits.</u> Evolved retains the right to request from the Purchaser a depo for any Additional Fees Evolved may incur on the Purchaser's behalf.

11. Delivery time. Evolved will provide the Purchaser with a delivery time estimate (tl "**Delivery Time Estimate**") for when the EE Solution will be made available for pi up at Evolved's Facility (as defined below), within two (2) business days of both tl Purchaser and Evolved signing the Agreement and the Purchaser paying tl Deposit. The Purchaser acknowledges that the Delivery Time Estimate provided Evolved is an estimate only and is stated in good faith. Commercially reasonat efforts will be made to keep the given Delivery Time Estimate, but failure to comp shall not carry a penalty.

    The Purchaser further acknowledges that the Delivery Time Estimate does n include the time required to ship the EE Solution from Evolved's Facility (as defin below) to the Purchaser's facility. The shipping time of the EE Solution to tl Purchaser's facility is within the Purchaser's control as the Purchaser is responsit for arranging and paying for such shipment.

    In the event one or more Products are determined to be unavailable, then Evolv will advise the Purchaser to make alternate arrangements for such Products, and tl deposits placed for such Products will be applied to the Purchase Price of the oth Products.
12. Delivery Date. "**Delivery Date**" means the date the EE Solution is available f shipment from Evolved's Facility to the Purchaser's facility, which date may l modified from time to time in accordance with any change in the Delivery Tin Estimate.
13. Shipping Responsibility. The EE Solution will be delivered FOB to 412 - 19055 Airp Way, Pitt Meadows, BC, V3Y 0G4 ("**Evolved's Facility**"), Freight Collect. Evolv will be responsible for packaging the EE Solution prior to shipment and will provi details and photographic evidence of the condition of the EE Solution prior to a after packaging for shipment. Shipping costs to the Purchaser's facility are tl responsibility of the Purchaser, and the Purchaser shall bear the risk of any dama or loss of the EE Solution from the time the EE Solution is collected from Evolvec Facility. The Purchaser acknowledges and agrees Evolved is offering no warrar or insurance relating to the shipment and in the event of damage or loss to the E Solution, the Purchaser's sole remedy shall be the insurance or warranty, if ar offered by the shipping company. Any damage attributable to poor packaging of tl EE Solution shall be the responsibility of Evolved to correct at Evolved's expense.
14. Assistance in Arranging Shipment. At the Purchaser's written request, Evolved m assist the Purchaser in arranging shipping of the EE Solution to the Purchase facility. The Purchaser acknowledges and agrees that notwithstanding Evolv assistance, the Purchaser shall still remain solely responsible for all risk of dama or loss to the EE Solution and all shipping costs. Evolved will not pay any shippi costs on the Purchaser's behalf unless the Purchaser has provided a full deposit f the shipping costs in accordance with clause 10. The Purchaser agrees to indemn Evolved from any loss directly or indirectly related to assisting the Purchaser arranging shipping which Evolved suffers, including, without limitation, costs, taxe duties, fees and lawsuits (including from the Purchaser).

15. Delay Purchaser Pickup. Evolved shall be entitled to hold the EE Solution Evolved's Facility until the Purchaser has paid Evolved the entire Purchase Price a any requested deposits for Additional Fees in accordance with clause 10.
16. Off Loading and Storage. The Purchaser shall be responsible for safely off loadi and storing the EE Solution at the Purchaser's facility until the EE Solution

Solution pursuant to the Evolved's pre-installation requirements which requiremer are set out in the pre-installation package to be provided to the Purchaser by Evolv after receipt of the Deposit. The pre-installation package includes a pre-installati checklist listing the minimum facility requirements which must be in place before t Delivery Date in order to install the EE Solution (the "**Requisite Facility Standards** and a facility preparedness sign-off document (the "**FP Sign-off**").

The Purchaser shall complete any necessary work required to comply with t Requisite Facility Standards, including but not limited to installation of all facil service connections including: chilling lines, external plumbing, ventilation/ ductin fire safety code requirements and electrical systems, and thereafter shall return completed and signed FP Sign-off to Evolved. Evolved shall provide the Purchas and the Purchaser's contractors with the latest engineering drawing and provi required direction and support in installing the aforementioned service connectior The Purchaser acknowledges and agrees Evolved is under no obligation to beg any contracted installation of the EE Solution until, in the discretion of Evolved and/ the appropriate code consulting firm with sign-off authority in British Columbia, t Purchaser's facility complies with the Requisite Facility Standards and Evolv receives a signed and completed FP Sign-off document.

If upon review of the Requisite Facility Standards, the Purchaser believes they v be unable, in a commercially reasonable manner, to satisfy the Requisite Facil Standards, the Purchaser may, within two (2) business days of receipt of t Requisite Facility Standards elect to cancel the Order pursuant to clause 3 a Evolved, in such a situation, shall provide its written consent to the cancelation.

In the event Evolved determines the Purchaser's facility is not in compliance with t Requisite Facility Standards, then Evolved shall inform the Purchaser what chang are required for the Purchaser's facility to become compliant, and the Purchaser v make such changes at the Purchaser's expense, provided that the appropriate co consultant with British Columbia sign-off authority concurs such changes a required.

18. Client Solution Training. Due to the unique nature of the EV-Mass Solution serie Evolved recommends the Purchaser order a prescribed number of training days w their purchase (the recommended number is typically two (2) days, but may va depending on the Purchaser's exact order). If the Purchaser chooses not to purcha the prescribed number of training days then the Purchaser will be required to si and agree to a liability waiver provided by Evolved prior to installation of the E Solution.

19. Time and Place. The installation and training relating to the EE Solution shall I provided at a time and place mutually agreed to by the Purchaser and Evolved.

The Purchaser may request to reschedule the day or days the installation and/ training is scheduled to occur on, up to three (3) business days before the schedul date at no charge, except the Purchaser shall be required to pay for any no refundable expenses Evolved had already incurred for the purpose of attending tl Purchasers facility on those days.

Should Evolved have to reschedule the day or days the installation and/or training scheduled to occur on, Evolved will endeavour to provide the Purchaser with at lea three (3) business days prior notice. Rescheduling by Evolved will be at no char to the Purchaser, and the Purchaser shall not be required to pay for any no refundable expenses Evolved had already incurred for the purpose of attending tl Purchasers facility on the originally scheduled days.

20. Delay. In the event:

(a) Evolved or their contractor arrives at the Purchaser's facility to attend to scheduled installation or training day, but is unable to proceed for any reas whatsoever, except for a reason caused by Evolved, including, withc limitation, the facility not being in compliance with the Requisite Facil Standards; or

(b) prior to the scheduled installation or training day, but past the period f rescheduling by the Purchaser provided in clause 19, Evolved receives has actual or constructive notice the Purchaser will be unable to proceed w the installation or training on that day or the Purchaser's facility will not be compliance with the Requisite Facility Standards, then the Purchaser shall remain responsible for the cost of the installation and/ training day (including all Additional Fees such as travel and accommodation cos that would have been incurred) as if Evolved provided the installation or training the scheduled day. The Purchaser acknowledges and agrees that in su circumstances, Evolved shall be under no obligation to provide the installation and/ training scheduled for that day, and the Purchaser will not be entitled to any refur The Purchaser may reschedule a new day for the EE Solution installation and/ training, which day shall be charged at full cost to the Purchaser.

Where a delay causes the Purchaser to have not completed the prescribed numb of training days in their Order, and the Purchaser chooses not to reschedule su training, then the Purchaser the Purchaser will be required to sign and agree to liability waiver provided by Evolved.

Where Evolved reschedules training inside the timeframe provided in clause 1 Evolved will be responsible for any cost incurred by the Purchaser that cannot I ameliorated.

21. After Market Service. After sales service will be performed by factory train technicians of Evolved for all services agreed to as well as warranty work. Evolv reserves the right to use a third-party to perform its contractual obligations shou

22. Purchaser's Representations. The Purchaser makes the following representatio and warranties to Evolved (and acknowledges that Evolved is relying on su representations and warranties in entering into the Agreement and supplying the E Solution and associated services):

(a) The purchase, shipment, installation and use of the EE Solution by tl Purchaser does not violate any law, rule, regulation, requirement, ord direction, ordinance, or treaty of any governmental authority or agency whi has jurisdiction over where the EE Solution is manufactured, purchase installed, or travel during shipment;

(b) The Purchaser is purchasing the EE Solution with money earned or borrow through lawful means and no governmental authority or agency has a reasonable grounds to request or require Evolved to remit or pay any mon delivered by the Purchaser to Evolved by virtue of the *Proceeds of Crin (Money Laundering) and Terrorist Financing Act*, or any such simil enactments or civil forfeiture laws;

(c) All past, present, and future information provided to Evolved by the Purchas regarding the Purchaser's facility and desired input and output goals are a will be correct; and

(d) Any customization or modification requested by the Purchaser, includi without limitation, a rearranged process, do not violate any copyright, pate or other intellectual property rights of any other party.

23. Evolved's Representations. Evolved makes only those representations a warranties to the Purchaser as contained in the Limited Warranty attached to tl Agreement (and acknowledges that the Purchaser is relying on such representatio and warranties in entering into the Agreement and purchasing the EE Solution a associated services). The Purchaser acknowledges Evolved has made no other further representations or warranties other than as set out in the Limited Warran Additionally, Evolved warrants that all equipment and components of the EE Soluti meets GPP requirements, all Health Canada rules and regulations under tl *Cannabis Act* as well as the applicable requirements in the British Columbia buildi code and fire code. Evolved will provide materials traceability reports for all proce contact surfaces in the EE Solution, excluding those parts listed in Appendix A.

24. No Consequential or Incidental Losses. In consideration of the Limited Warranty, a other terms herein contained, the Purchaser agrees that Purchaser's remedi (including, but not limited to incidental or consequential damages for lost profits, lo sales, injury to persons or property, or any other incidental loss or damages) shall l limited to the price(s) of the Products, equipment or services in question or th replacement with a new or refurbished Products or equipment, whichever Evolv chooses, in its sole discretion. In no event and for no cause whatsoever, includi any breach or default by Evolved, shall Evolved have any liability to the Purchaser excess of the Purchase Price or prices of the pertinent Products, equipment services in question.

25. Indemnity for Modifications. The Purchaser agrees to indemnify and hold Evolv harmless from and against any and all claims, damages, costs, expenses or liabiliti that may result, in whole or in part, from any claim, damage or loss, including, witho limitation, the cost of defending such action in court, arising as a result of a customizations or processes performed or requested by the Purchaser. Evolved sh give notice to the Purchaser immediately after it learns of any claim as to whi indemnity may be sought, and shall permit the Purchaser to assume the defense any such claim or any litigation resulting therefrom. Evolved may participate in su litigation at its own expense.
26. Indemnity for Compliance with Laws. The Purchaser agrees to indemnify and hc Evolved harmless from and against any and all claims, damages, losses, cos expenses or liabilities that may result, in whole or in part, from any claim, damag loss, fine, or imprisonment, including without limitation the cost of defending su action in court, arising from the Purchaser's representations in section 22(a) a 22(b) not being true or being challenged as not being true. Evolved shall give noti to the Purchaser immediately after it learns of any claim as to which indemnity m be sought, and shall permit the Purchaser to assume the defense of any such cla or any litigation resulting therefrom. Evolved may participate in such litigation at own expense.

27. Governing Law. This agreement shall be governed by, and construed in accordan with the laws of the Province of British Columbia and the federal laws of Cana applicable therein, and the parties agree to atorn to the exclusive jurisdiction of t courts of the Province of British Columbia, Canada.
28. Non-assignment. This Agreement may not be assigned by the Purchaser in who or in part without the written consent of Evolved, which consent may be withheld.
29. Variation. Neither this Agreement, nor any provision hereof, may be amende waived, discharged or terminated, except in writing, with such document evidenci the alteration being signed by both parties hereto.
30. Waiver. No omission or delay of either party in requiring punctual fulfilment of t obligations of the other party shall be deemed to constitute a waiver of such part right to require such punctual fulfilment or of any of its remedies hereunder. A waiver by either party or failure to exercise its rights upon any breach of th Agreement shall be limited to the particular instance and shall not extend to any oth instance or matter, or in any way effect the validity of this Agreement.
31. Illegality. If any provision of this Agreement or its application shall be held to I invalid, illegal or unenforceable in any respect by a court of competent jurisdictio then the validity, legality and enforceability of all other provisions of this Agreeme shall not in any way be effected or impaired.
32. Enurement. This Agreement shall enure to the benefit of and be binding upon t parties hereto and each of their respective successors and permitted assigns.
33. Arbitration. Any dispute or claim between the parties under this Agreement or arisi out of or in connection with the interpretation of or performance of the terms here shall be submitted to binding arbitration before a single arbitrator mutually acceptat

9. The EV-Mass Warranty does not apply if:
   (a) the EE Solution has been subject to attempts to alter, modify, or repair the Solution by anyone other than Evolved technical personnel;
   (b) the EE Solution has not been maintained in accordance with instructic supplied by Evolved;
   (c) the EE Solution has been cleaned with a pressure washer;
   (d) the EE Solution has been subjected to abnormal physical or electrical stre including lightening strike, water damage, fire, misuse, negligence, or accide
   (e) any EE Solution component(s) serial number label has been removed;
   (f) the EE Solution was used with a power convertor;
   (g) the EE Solution was used with an improper power supply;
   (h) the EE Solution was sold to the Purchaser by a party other than Evolved or Evolved authorized distributor.
10. THE EV_MASS WARRANTY DOES NOT COVER COSTS FOR REMOVING AN REINSTALLING THE PRODUCT FOR REPAIR.
11. The EV-Mass Warranty excludes:
   (a) "O" rings and seals;
   (b) belts;
   (c) damage caused by improper installation and/or power supply by tl Purchaser; and
   (d) other expendable and normal replacement items.

In no event will Evolved be liable for any direct, special, or consequential damag arising out of, or in connection with, the delivery, use, inability to use, or performan of the EE Solution.

1. Although Evolved's standard practice is to complete repair services remotely or at Purchaser's facility, as noted above Evolved may require the EE Solut component(s) to be shipped to Evolved's Facility or other designated repair cente order to complete the repair services. Evolved will advise the Purchaser of its decis before providing the Purchaser with a RMA (Return Material Authorization) numb Notwithstanding choosing to complete the services remotely or at the Purchase facility, Evolved may at any time rescind their choice and require the Purchaser s the EE Solution component(s) to be shipped to Evolved's Facility or other designa repair center.
2. If Evolved requires the EE Solution component(s) to be shipped to Evolved's Faci or other designated repair center for authorized repair work, the EE Solut component(s) should be shipped in the original package or equivalent and include items that that are to be repaired. Evolved is not responsible for further dama caused to the EE Solution component(s) due to inadequate packaging

- We recommend that you use a shipping service with tracking (i.e. UPS/FedEx grou to ship your RMA.
- Products returned for warranty repair or out-of-warranty replacement, must be mark with a valid RMA number and shipped FOB Destination, Prepaid.
- Approximate turnaround time is 25 business days for warranty repairs a replacements.
- Shipping Time is generally 7-10 business days to any non-remote location in United States and 10-15 days to any non-remote location in Canada.
- Evolved will refuse any item that does not have an RMA# clearly marked on the outs of the box.
- All RMA items shipped to Evolved must be freight prepaid. If the malfunction is fou to be covered by the warranty, then will pay the return freight via ground service a will reimburse the customer for reasonable shipping expenses upon being provic with a receipt of such costs. The Purchaser is responsible for payment of any shipp upgrades.
- Evolved is NOT responsible for any damage to the Products during transit by shipping company.
- All claims for shipment errors must be made within 3 days after receipt of shipmen
- Insure your include the following information with your shipment:
    - Customer name and contact information
    - Warranty Status (Date of purchase)
    - Description of the Product
    - Invoice number
    - Who the Product was purchased from
    - Problem Description
    - Part Number or Serial Number and Quantity

Appendix A

Parts without Materials Traceability Reports

Further to Section 23 of the Agreement, the parties acknowledge and agree that materials traceability reports will not be provided to the Purchaser for the following EE Solution components and/or parts:

1. 304 stainless steel sanitary elbow, t and cross piping pieces

2. Gylon 3505 NSF 61 approved gaskets

3. 3A discharge hoses

4. Nylon 6 food grade biomass bags and filter bags

5. 304 stainless steel sanitary ball valves

6. 316 stainless steel sanitary in-line sight glasses

7. 304 stainless steel sanitary sampling valves

8. 304 stainless steel sanitary colour remediation columns

9. 304 stainless steel sanitary tank lids